Exhibit 99.1

Haemonetics Announces Stock Repurchase Program

PR Newswire -- August 10, 2006

BRAINTREE, Mass., Aug. 10 /PRNewswire-FirstCall/ -- Haemonetics Corporation announced today that its Board of Directors has authorized the Company repurchase up to $40 million of Haemonetics’ common stock. Repurchases will occur under a 10b5-1 plan.

Ronald A. Matricaria, Haemonetics’ Chairman, said, “Haemonetics remains committed to its strategy of expanding the business. With our strong cash balance and anticipated future cash flows, we can continue to create shareholder value by both investing in the business as well as returning cash to our shareholders.”

Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics’ products and markets, visit its web site at http://www.haemonetics.com.

This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.

CONTACT:
Julie Fallon
Tel. (781) 356-9517
Alternate Tel. (617) 320-2401
fallon@haemonetics.com

SOURCE  Haemonetics Corporation
     -0-                                                            08/10/2006
     /CONTACT: Julie Fallon of Haemonetics, +1-781-356-9517, Alternate Tel., +1-617-320-2401, fallon@haemonetics.com/
     /Web site:  http://www.haemonetics.com/
     (HAE)